Subject to Completion

Preliminary Pricing Supplement dated October 7, 2008

PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number:	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

                    Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

100% Principal Protected Allocator Notes

Linked to the Best Performing of Three Mixed Asset Class Baskets

due             , 2012

(the “Notes”)

$10 principal amount per unit

The Notes:

•

The Notes are designed for investors who want exposure to equities, fixed income and commodities asset classes and who believe that the value of at least one of three baskets, comprised of a mix of these three asset classes and weighted according to an investment approach, will increase from the pricing date to a date shortly before the maturity date. Each basket will be comprised of the same seven market measures encompassing the three asset classes. As more fully described herein, each basket will have a conservative, balanced or aggressive investment approach and each asset class will be weighted differently within each basket according to the investment approach associated with the basket. The equity asset class will be represented by the S&P 500® Index (index symbol “SPX”), the Dow Jones Euro STOXX 50SM Index (index symbol “SX5E”) and the Nikkei 225® Index (index symbol “NKY”). The fixed income asset class will be represented by the Dow Jones CBOT Treasury Index (index symbol “DJCBTI”). The commodity asset class will be represented by the Merrill Lynch Commodity index eXtra Agriculture Excess Return Index (index symbol “MLCXAGER”), the Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index (index symbol “MLCXPMER”) and the Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index (index symbol “MLCXCLER”).

•	The Notes will have 100% principal protection on the maturity date.

•	The term of the Notes will be between 38 to 42 months.

•	Because we will make no payments on the Notes prior to the maturity date, investors must be willing to forego periodic payments of interest.

•	The Notes will not be redeemable prior to the maturity date.

•	The Notes will not be listed on any securities exchange.

•

The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., denominated and payable in United States dollars, and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No.                 .

•	The settlement date for the Notes is expected to be October , 2008.

Payment on the maturity date:

•

The amount you receive on the maturity date per unit will be based upon the direction of and percentage change in the value of the best performing basket from the starting value of such basket on the pricing date to the ending value of such basket on a date shortly prior to the maturity date. If the value of the best performing basket:

•	has increased, you will receive the $10 principal amount per unit, plus a supplemental redemption amount per unit of $10 multiplied by the percentage increase; or

•	has decreased or is unchanged, you will receive the $10 principal amount per unit.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-7 of this pricing supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

	Per Unit	Total
Public offering price	$10.00	$
Underwriting discount	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

*	Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date’), which may be in October or November 2008, the settlement date may occur in October or November 2008 and, depending on the term of the Notes, the maturity date may occur between December 2011 to April 2012. Any reference in this pricing supplement to the month in which the Pricing Date or settlement date will occur is subject to change as specified above.

Merrill Lynch & Co.

The date of this pricing supplement is October     , 2008.

Pricing Supplement

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-7
RECENT DEVELOPMENTS	PS-13
DESCRIPTION OF THE NOTES	PS-14
THE BASKETS	PS-21
THE BASKET COMPONENT INDICES	PS-28
UNITED STATES FEDERAL INCOME TAXATION	PS-54
ERISA CONSIDERATIONS	PS-58
USE OF PROCEEDS AND HEDGING	PS-59
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-59
EXPERTS	PS-59
INDEX OF CERTAIN DEFINED TERMS	PS-60

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

MERRILL LYNCH & CO., INC	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the 100% Principal Protected Allocator Notes Linked to the Best Performing of Three Mixed Asset Class Baskets due             , 2012 (the “Notes”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the baskets (each a “Basket” and together, the “Baskets”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this pricing supplement and the accompanying MTN prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes are expected to mature in              2012. Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which is expected to occur in October or November, the settlement date may occur in October or November. Any reference in this pricing supplement to the month in which the settlement date will occur is subject to change as specified above.

We cannot redeem the Notes prior to the maturity date and we will not make any payments on the Notes until the maturity date.

Each unit will represent a single Note with a $10 principal amount. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

Who determines the value of the Basket and what does the Basket reflect?

MLPF&S, as calculation agent, will determine the value of each Basket as described in the section entitled “The Baskets” in this pricing supplement. Each Basket is designed to provide exposure to three asset classes, equities, fixed income and commodities, through the movement of the values of three equity indices, one fixed income index and three commodity indices, as reflected by changes in the value of such Basket from the Starting Value to the Ending Value (as defined below). Each Basket will have different weightings for each asset class according to the investment approach for that Basket. The “Equity Asset Class” will be represented by the S&P 500 Index, the Dow Jones EURO STOXX 50 Index and the Nikkei 225 Index (each an “Equity Component Index” and together the “Equity Component Indices”). The “Fixed Income Asset Class” will be represented by the Dow Jones CBOT Treasury Index (the “Fixed Income Component Index”). The “Commodity Asset Class” will be represented by the Merrill Lynch Commodity index eXtra Agriculture Excess Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index (each a “Commodity Component Index” and together the “Commodity Component Indices”). Each of the Equity Component Indices, the Fixed Income Component Index and the Commodity Component Indices will be referred to as a “Basket Component Index” and together as the “Basket Component Indices”.

As discussed more fully under the section entitled “the Baskets”, one Basket will be a “Conservative Investment Basket”, one will be a “Balanced Investment Basket” and one will be an “Aggressive Investment Basket” according to the initial weightings of each asset class within each Basket.

Within each Basket, each Basket Component Index will be assigned a weighting so that each Basket Component Index will contribute a specified percentage to the Basket level on the Pricing Date. In each Basket, the initial weightings of each of the Equity Component Indices will be equal as will the initial weightings of each of the Commodity Component Indices.

In addition, a fixed factor (the “Multiplier”) will be determined for each Basket Component Index in each Basket by taking the weighting for that Basket Component Index in such Basket, multiplying that weighting (as a percentage) by 100, and then dividing the result by the closing level of that Basket Component Index on the Pricing Date. The Multipliers can be used to calculate the value of a Basket on any given day by summing the products of each Basket Component Index and its designated Multiplier, as described in this pricing supplement. The Multipliers for each Basket Component Index within each Basket are listed in the section entitled “The Baskets”.

How have the Baskets performed historically?

None of the Baskets will exist prior to the Pricing Date. We have, however, included in the section entitled “The Baskets” in this pricing supplement a table and a graph showing hypothetical historical month-end levels of each Basket from January 2003 through September 2008 based upon historical values of each Basket Component Index, a hypothetical Multiplier of each Basket Component Index based on the weighting of such Basket Component Index calculated as of September 30, 2008 and a level of 100 for each Basket on that date.

In addition, we have included tables and graphs showing the historical month-end levels of each Basket Component Index from January 2003 through September 2008. The tables and graphs referred to in this paragraph are included in the section entitled “The Baskets” in this pricing supplement. We have provided this hypothetical historical and historical information to help you evaluate the behavior of the Baskets in various economic environments; however, past performance of any Basket is not necessarily indicative of how that Basket will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, you will receive a cash payment per unit equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and the percentage change in the value of the Best Performing Basket and will equal:

(i)	If the Ending Value of the Best Performing Basket is greater than its Starting Value, the $10 principal amount per unit, plus a supplemental redemption amount per unit equal to:

$10 × Basket Return.

(ii)	If the Ending Value of the Best Performing Basket is equal to or less than the Starting Value, $10 per unit.

The “Best Performing Basket” is the Basket with the greatest Basket Return of the Baskets.

The “Basket Return” for each Basket will equal:

(	Ending Value – Starting Value	)
Starting Value

For the avoidance of doubt, only the Basket Return for the Best Performing Basket will be used in calculating the Redemption Amount.

The “Starting Value” of each Basket will be set to 100 on the Pricing Date.

The “Ending Value” of each Basket will equal the value of such Basket as determined by the Calculation Agent on the Valuation Date, as described in this pricing supplement. If there is a Market Disruption Event on the Valuation Date, the Ending Value of each Basket will be calculated as set forth herein under “—Market Disruption Event—Ending Value Calculation”.

The “Valuation Date” will be the fifth scheduled Index Business Day (as defined herein) before the maturity date of the Notes, as determined on the Pricing Date. If such date is not an Index Business Day, the Valuation Date will be the next succeeding Index Business Day, provided, however, if the Ending Value for each Basket has not been determined by the second scheduled Index Business Day prior to the stated maturity date, then the Ending Value for each Basket will be determined by the Calculation Agent in good faith and using its reasonable judgment.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

Examples:

Set forth below are three examples of Redemption Amount calculations for the Best Performing Basket:

Example 1—The hypothetical Ending Value of the Best Performing Basket is equal to 50% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 50

Redemption Amount (per unit) = US$10	(Redemption Amount cannot be less than $10.00)

Example 2—The hypothetical Ending Value of the Best Performing Basket is equal to 105% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 105

Redemption Amount (per unit) = $10 + $(10 ×	(105 – 100))	= US$	10.50
100

Example 3—The hypothetical Ending Value of the Best Performing Basket is equal to 115% of the Starting Value:

Starting Value: 100

Hypothetical Ending Value: 115

Redemption Amount (per unit) = $10 + $(10 ×	(115 – 100))	= US$	11.50
100

Will I receive interest payments on the Notes?

No. You will not receive any interest payments on the Notes, but you will instead receive the Redemption Amount per unit on the maturity date. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for the ability to participate in possible increases in the value of the Best Performing Basket from the Starting Value to the Ending Value.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until the maturity date. We have established this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a Note. This estimated yield is neither a prediction nor a guarantee of what the actual cash payment on the maturity date will be, or that the actual cash payment on the maturity date will exceed the principal amount per unit of the Notes. We have determined that this estimated yield will equal     % per annum, compounded semi-annually.

Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you purchase a unit of the Notes for $10 and hold the Note until the maturity date, you will be required to pay taxes on the following amounts of ordinary income from the Note each year: $         in 2008, $         in 2009, $         in 2010, $         in 2011 and $         in 2012. However, in 2012 the amount of ordinary income that you will be required to pay taxes on from owning each unit of the Notes may be greater or less than $         depending upon the cash payment you receive on the maturity date. Also, if the cash payment on the maturity date is less than $            , you may have a loss which you could deduct against other income you may have in 2012, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see “United States Federal Income Taxation” in this pricing supplement

Will the Notes be listed on a securities exchange?

No. The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to the maturity date. The Notes are not intended to be short-

term trading instruments, and investors should be prepared to hold their Notes until maturity.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility, the prevailing level of the Baskets and the perceived creditworthiness of the issuer. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 principal amount per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the value of the Baskets and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 principal amount per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors. You should review the section entitled “Risk Factors—In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date” in this pricing supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of determining, among other things, the Ending Values, the Best Performing Basket and calculating the Redemption Amount (in such capacity, the “Calculation Agent”). Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as Calculation Agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

You may not earn a return on your investment

If on the Valuation Date the Ending Value of the Best Performing Basket is less than or equal to its Starting Value, on the maturity date we will pay you only the $10 principal amount per unit. This will be true even if the value of the Best Performing Basket was higher than its Starting Value at some time over the term of the Notes but later falls below its Starting Value on the Valuation Date.

Your yield may be lower than other debt securities of comparable maturity

The yield that you will receive on the Notes may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to the Basket Component Indices

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in the stocks included in the Equity Component Indices, on expected movements in the prices of the futures contracts included in the Fixed Income Component Index, and on expected movements in the prices of commodities or commodity futures contracts included in the Commodity Component Indices. These views are sometimes communicated to clients of our affiliates in the ordinary course of their business. However, these views are subject to change from time to time. Moreover, other professionals who deal in equity, fixed income or commodity markets may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Component Indices from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

You will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in the Equity Component Indices

You will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in the Equity Component Indices and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Equity Component Indices and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value of the Best Performing Basket. Additionally, the values of the Equity Component Indices reflect only the prices of the common stocks included in the Equity Component Indices and do not take into consideration the value of dividends paid on those stocks.

Ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Commodity Component Indices or the Fixed Income Component Index

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities, commodity futures or other futures contracts included in the Commodity Component Indices or the Fixed Income Component Indices. ML&Co. will not invest in any of the commodities, commodity futures contracts or other futures contracts included in such Basket Component Indices on behalf or for the benefit of holders of the Notes.

Your return may be affected by factors affecting international securities markets

Two of the Equity Component Indices include stocks traded on foreign exchanges and are computed by reference to the value of the equity securities of companies listed on foreign exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally,

accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Trading in the components of the Commodity Component Indices can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the Commodity Component Indices and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Additionally, each of the three Commodity Component Indices are concentrated in only one industry: agriculture, precious metals and crude oil, respectively. Technological advances in mining, energy production or agricultural methods or the discovery of new oil or metal reserves could lead to increases in worldwide production of the related commodities and corresponding decreases in the price of those commodities. If such changes occur, the level of the Commodity Component Indices and hence the value of the Notes could decline.

Suspensions or disruptions of market trading in the commodity and related futures markets, or in the Commodity Component Indices, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Commodity Component Indices, or the manner in which any of them are calculated, and therefore, the value of the Notes.

The Notes will not be regulated by the CFTC

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes, which are linked to the Commodity Component Indices, will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Commodity Component Indices include futures contracts on foreign exchanges that are less regulated than U.S. markets

The Commodity Component Indices include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system.

Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for the Commodity Index Manager (as defined below) to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Commodity Component Indices.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

The Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the $10 principal amount per unit. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Best Performing Basket and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $10 principal amount per unit. This is due to, among other things, the fact that the $10 principal amount per unit included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

Changes in the value of one or more Basket Component Indices may offset each other

Price movements in the Basket Component Indices may not correlate with each other. At a time when the value of one or more of the Basket Component Indices increases, the value of one or more of the other Basket Component Indices may not increase as much or may even decline in value. Therefore, in calculating the value of a Basket Component Index on the Valuation Date, increases in the value of one or more of the Basket Component Indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Basket Component Indices.

You cannot predict the future performance of any Basket Component Index or any Basket as a whole, or whether increases in the values of any of the Basket Component Indices will be offset by decreases in the values of the other Basket Component Indices, based on their historical performance.

The entities responsible for publishing or maintaining the Basket Component Indices may adjust a Basket Component Index or any component of a Basket Component Index in a way that affects its level, and these entities have no obligation to consider your interests

Each of STOXX Limited (“STOXX”), Nikkei, Inc. (“Nikkei”), Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s” or “S&P”), Chicago Board of Trade (“CBOT”) and Dow Jones & Company, Inc. (“Dow Jones”) is a publisher of one or more of the Basket Component Indices. STOXX, Nikkei and S&P publish the Dow Jones EURO STOXX 50 Index, the Nikkei 225 Index and the S&P 500 Index, respectively, and CBOT and Dow Jones jointly publish the Dow Jones CBOT Treasury Index (each of STOXX, Nikkei, S&P, CBOT, and Dow Jones an “Index

Publisher” and, collectively, the “Index Publishers”). Also, Merrill Lynch Commodities, Inc. (the “Commodity Index Manager”) manages the Commodity Component Indices and Merrill Lynch, Pierce, Fenner & Smith Limited (the “Commodity Index Publisher”) calculates and publishes the Commodity Component Indices.

The Index Publishers and the Commodity Index Manager can add, delete or substitute the components included in a Basket Component Index or make other methodological changes that could change the value of such Basket Component Index. You should realize that the changing of companies, commodities or other components included in a Basket Component Index may affect such Basket Component Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Index Publisher or the Commodity Index Manager may alter, discontinue or suspend calculation or dissemination of its Basket Component Index. Any of these actions could adversely affect the value of the Notes. The Index Publishers and the Commodity Index Manager have no obligation to consider your interests in calculating or revising a Basket Component Index.

Additionally, the Commodity Index Publisher and the Commodity Index Manager are affiliates of ours. In certain circumstances, the Commodity Index Publisher’s and the Commodity Index Manager’s roles as affiliates of ML&Co. and their responsibilities with respect to the Commodity Component Indices could give rise to conflicts of interest, but the Commodity Index Publisher and the Commodity Index Manager have no obligation to consider your interests in calculating or revising the Commodity Component Indices, as further described below in the risk factor “—Potential conflicts of interest could arise”.

The Commodity Component Indices are rolling indices

The Commodity Component Indices are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Commodity Component Indices, as the exchange-traded futures contracts that comprise the Commodity Component Indices approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Commodity Component Indices have historically traded in contango markets. Contango (or the absence of backwardation) in the commodity markets would result in negative “roll yields” which would adversely affect the values of the Commodity Component Indices and the value of the Notes.

There is no assurance that the calculation principles of the Commodity Component Indices will result in the their accurately reflecting commodity market performance

The methodology and criteria used to determine the composition of the Commodity Component Indices, the weights of the various Commodity Components and the calculation of the level of the Commodity Component Indices are designed to allow the Commodity Component Indices to serve as a measure of commodity market performance. However, the Commodity Component Indices have only recently been introduced and have a limited history. It is possible that the methodology and criteria applied in connection with the Commodity Component Indices will not accurately reflect commodity market performance and that the trading of or investments in products based on or related to the Commodity Component Indices, such as the Notes, will not correlate with commodity market performance generally.

The Notes are linked to the Commodity Component Indices which are the Merrill Lynch Commodity index eXtra Agriculture Excess Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index, not the Merrill Lynch Commodity index eXtra Agriculture Total Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Total Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Total Return Index

The Notes are linked to the Merrill Lynch Commodity index eXtra Agriculture Excess Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index, which we refer to in this pricing supplement as the “Commodity Component Indices”. The Commodity Component Indices reflect both price movements as well as roll yields. By comparison, the Merrill Lynch Commodity index eXtra Agriculture Total Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Total Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Total Return Index (the “Commodity Total Return Indices”) include commodity price movements, a roll-return component and a U.S. Treasury-bill return component to measure fully collateralized commodity futures investment. Because the Notes are linked to the Commodity Component Indices and not the Commodity Total Return Indices, the value of the Notes will not reflect the total return feature.

Certain commodity prices have recently been at historical highs and there is no assurance that such price levels will be sustained or repeated.

The price levels of certain types of commodities, particularly energy products, have recently been at historic highs, which tends to increase the level of the Index. There can be no assurance that these price levels will be sustained or repeated in future periods, and the level of the Index could decline in the future.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Baskets. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Best Performing Basket is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Best Performing Basket exceeds or does not exceed its Starting Value. However, if you choose to sell your Notes when the value of the Best Performing Basket exceeds its Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Baskets will continue to fluctuate until the Ending Value of each Basket is determined.

Changes in the volatility of the Basket Component Indices are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Basket Component Indices increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. As several of the Basket Component Indices includes components that are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Basket Component Index and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields on stocks included in the Equity Component Indices are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in the Equity Component Indices increase, we expect that the trading value of such Notes will decrease and, conversely, if dividend yields on such stocks decrease, we expect that the trading value of such Notes will increase.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Best Performing Basket. This difference will reflect a “time premium” due to expectations concerning the value of the Best Performing Basket during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Best Performing basket from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Best Performing Basket will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the components of the Basket Component Indices or futures or options contracts on components of the Basket Component Indices for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Basket Component Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of a Basket Component Index or components of a Basket Component Index. Temporary increases or decreases in the market prices of a Basket Component Index or component of a Basket Component Index may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Basket Component Index or component of a Basket Component Index may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Basket Component Index and therefore the trading value of the Notes.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, will be our agent for the purposes of determining the Starting Value and the Ending Value, and calculating the Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of a Basket Component Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Basket Component Index. See the sections entitled “Description of the Notes—Adjustments to a Basket Component Index” and “Description of the Notes—Discontinuance of a Basket Component Index” in this pricing supplement. MLPF&S is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in the Equity Component Indices, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in the Equity Component Indices. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Equity Component Indices as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Additionally, the Commodity Index Publisher and the Commodity Index Manager are affiliates of ours. In certain circumstances, the Commodity Index Publisher’s and the Commodity Index Manager’s roles as affiliates of ML&Co. and their responsibilities with respect to the Commodity Component Indices could give rise to conflicts of interest. Even though the Commodity Component Indices will be calculated in accordance with certain principles, its calculation and maintenance require that certain judgments and decisions be made. Our affiliates, Merrill Lynch, Pierce, Fenner & Smith Limited, as Commodity Index Publisher and, thus, calculation agent of the Commodity Component Indices, and Merrill Lynch Commodities, Inc., as Commodity Index Manager, will be responsible for these judgments and decisions. As a result, the determinations made by the Commodity Index Publisher and/or the Commodity Index Manager could affect the level of the Commodity Component Indices. Further, the Commodity Index Manager faces a potential conflict of interest between its role as Commodity Index Manager and its active role in trading commodities and derivatives instruments based upon the Index Commodities.

Tax consequences

You should consider the tax consequences of investing in the Notes. See “United States Federal Income Taxation” in this pricing supplement.

RECENT DEVELOPMENTS

On September 15, 2008, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Bank of America will merge with and into ML&Co. with ML&Co. continuing as the surviving corporation and as a wholly owned subsidiary of Bank of America. The merger has been approved by the board of directors of each of ML&Co. and Bank of America and is subject to shareholder votes at both companies.

Upon completion of the merger, each outstanding share of ML&Co. common stock will be converted into the right to receive 0.8595 of a share of Bank of America common stock, and the Bank of America board of directors will be expanded to include three existing directors of ML&Co. The Merger Agreement contains certain termination rights for both ML&Co. and Bank of America and is subject to customary closing conditions, including standard regulatory approvals. The transaction is expected to close in the first quarter of 2009 or earlier subject to shareholder approval, customary closing conditions and regulatory approvals.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior, unsecured debt securities entitled “Medium Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon is the trustee under such indenture. The term of the Notes will be between 38 to 42 months and the Notes will mature on             , 2012. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is                     .

The Notes will not be subject to redemption by ML&Co. or repayment at the option of any holder of the Notes before the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a $10 principal amount per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund.

All determinations made by the Calculation Agent in good faith and on a reasonable basis and, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive a cash payment per unit equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes prior to the maturity date.

Determination of the Redemption Amount

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and the percentage change in the value of the Best Performing Basket and will equal:

(i)	If the Ending Value of the Best Performing Basket is greater than its Starting Value, the $10 principal amount per unit, plus a supplemental redemption amount per unit equal to:

$10 × Basket Return.

(ii)	If the Ending Value of the Best Performing Basket is equal to or less than the Starting Value, $10 per unit.

The “Best Performing Basket” is the Basket with the greatest Basket Return of the Baskets.

The “Basket Return” for each Basket will equal:

(	Ending Value – Starting Value	)
Starting Value

For the avoidance of doubt, only the Basket Return for the Best Performing Basket will be used in calculating the Redemption Amount.

The “Starting Value” of each Basket will be set to 100 on the Pricing Date.

The “Ending Value” of each Basket will equal the value of such Basket as determined by the Calculation Agent on the Valuation Date, as described in this pricing supplement. If there is a Market Disruption Event on that day, the Ending Value of each Basket will be calculated as set forth below under “—Market Disruption Event—Ending Value Calculation”.

The “Valuation Date” will be the fifth scheduled Index Business Day before the maturity date of the Notes, as determined on the Pricing Date. If such date is not an Index Business Day, the Valuation Date will be the next succeeding Index Business Day, provided, however, if the Ending Value for each Basket has not been determined by the second scheduled Index Business Day prior to the stated maturity date, then the Ending Value for each Basket will be determined by the Calculation Agent in good faith and using its reasonable judgment.

An “Index Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and the Nasdaq Stock Market (the “Nasdaq”) (or any successor to the foregoing exchanges) are open for trading and (2) the Basket Component Indices or any successor indices are calculated and published.

Market Disruption Events

Ending Value Calculation

If a Market Disruption Event with respect to a Basket Component Index occurs on the Valuation Date:

(A)	the values of the unaffected Basket Component Indices will be determined on the Valuation Date;

(B)	the Valuation Date for any Equity Component Index or the Fixed Income Component Index affected by a Market Disruption Event will be the next succeeding Index Business Day on which no Market Disruption Event with respect to such affected Basket Component Index has occurred, provided that if the value of any Equity Component Index or Fixed Income Component Index has not been determined by the second scheduled Index Business Day prior to the stated maturity date, then the value of such affected Basket Component Index will be determined by the Calculation Agent in good faith and using its reasonable judgment;

(C)	with respect to any affected Commodity Component Index, the value of such affected Commodity Component Index will be determined by the Calculation Agent pursuant to the “Market Disruption Calculation” set forth below under “—Commodity Component Indices”.

Equity Component Indices

With respect to any Equity Component Index, “Market Disruption Event” means either of the following events as determined by the Calculation Agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of any Equity Component Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise such Equity Component Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to any Equity Component Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to such Equity Component Index, or any successor index.

For the purpose of determining whether a Market Disruption Event with respect to an Equity Component Index has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to an Equity Component Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on an Equity Component Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to such Equity Component Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Fixed Income Component Index

With respect to the Fixed Income Component Index, “Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in any of the Chicago Board of Trade (or any successor) (“CBOT”) U.S. Treasury bond, 10-year Treasury note or 5-year Treasury note futures contracts; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts related to any of the CBOT U.S. Treasury bond, 10-year Treasury note or 5-year Treasury note futures contracts.

For purposes of determining whether a Market Disruption Event with respect to the Fixed Income Component Index has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contract on any of the CBOT U.S. Treasury bond, 10-year Treasury note or 5-year Treasury note reflected in the Index or any successor index to the Index, by a major market by reason of (a) a price change violating limits set by that market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that index; and

(3)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

Commodity Component Indices

With respect to the Commodity Component Indices, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more of the futures contracts on physical commodities underlying the Commodity Component Indices (each a “Commodity Component” and together, the “Commodity Components”) which results in a failure by the exchange on which each applicable Commodity Component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Commodity Component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Commodity Component;

(4)	a suspension of trading in one or more Commodity Components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material potential of a hedge with respect to the Notes that we or our affiliates have effected or could have effected as described below under “Use of Proceeds and Hedging”.

In the event a Market Disruption Event with respect to any Commodity Component Index has occurred on the Valuation Date, the value of such disrupted Commodity Component Index will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	with respect to each Commodity Component which is not affected by the Market Disruption Event, the value of the Commodity Component Index which includes such disrupted Commodity Component will be based on the exchange published settlement price on the Valuation Date;

(2)	with respect to each Commodity Component which is affected by the Market Disruption Event, the value of the Commodity Component Index which includes such disrupted Commodity Component will be based on the exchange published settlement price of each such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in any Commodity Component Index on the Valuation Date and on each day to and including the second scheduled Index Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the value of such Commodity Component Index will be estimated by the Calculation Agent in its sole discretion and in a manner which the Calculation Agent considers commercially reasonable under the circumstances; and

(3)	the Calculation Agent shall determine the value of a Commodity Component Index by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating such Commodity Component Index. The exchange on which a futures contract included in a Commodity Component Index is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of such Commodity Component.

Pricing Date Market Disruption Calculation

In the event a Market Disruption Event with respect to a Commodity Component Index occurs on the Pricing Date, the Calculation Agent will establish an initial value for each such Commodity Component Index (the “Initial Index Level”) and the value of such Commodity Component Index used to determine the Multiplier pursuant to the following “Pricing Date Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract the value of which is tracked by such Commodity Component Index and which is not affected by the Market Disruption Event (an “Unaffected Component”), both the Initial Index Level and the value of such Commodity Component Index used to determine the Multiplier will be based on the exchange published settlement price of such Unaffected Component on the Pricing Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Commodity Component Index and which is affected by a Market Disruption Event (an “Affected Component”):

(a)	the Calculation Agent will establish the Initial Index Level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the last exchange published settlement price for each Affected Component on the Pricing Date;

(b)

the Calculation Agent will adjust the Initial Index Level for purposes of determining the Multiplier based on the exchange published settlement price of each Affected Component on the first scheduled Index Business Day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component. In the event that a Market Disruption Event occurs with respect to any Affected Component on each scheduled Index Business Day to and including the third scheduled Index Business Day following the

Pricing Date, the Calculation Agent (not later than the fourth scheduled Index Business Day) will estimate the price of such Affected Component used to determine the value of such Commodity Component Index used to determine the Multiplier in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)	the final pricing supplement made available in connection with sales of the Notes will set forth the Initial Index Level, a brief statement of the facts relating to the establishment of the Initial Index Level (including a description of the relevant Market Disruption Event(s)), and the value of such Commodity Component Index used to determine the Multiplier.

(3)	The Calculation Agent will determine the Initial Index Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating such Commodity Component Index. The exchange on which a futures contract included in the Commodity Component Index is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Commodity Component Index.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Best Performing Basket:

•	the percentage change in the Best Performing Basket from its Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date per unit;

•	the total rate of return to holders of the Notes; and

•	the pretax annualized rate of return to holders of the Notes.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)
60.00	–40.00%	$10.00	0.00%	0.00%
70.00	–30.00%	$10.00	0.00%	0.00%
80.00	–20.00%	$10.00	0.00%	0.00%
90.00	–10.00%	$10.00	0.00%	0.00%
100.00 (2)	0.00%	$10.00	0.00%	0.00%
110.00	10.00%	$11.00	10.00%	2.88%
120.00	20.00%	$12.00	20.00%	5.55%
130.00	30.00%	$13.00	30.00%	8.03%
140.00	40.00%	$14.00	40.00%	10.35%
150.00	50.00%	$15.00	50.00%	12.54%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from October 7, 2008 to February 7, 2012, a term expected to be equal to that of the Notes.
(2)	The Starting Value will be set to 100 on the Pricing Date.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value of the Best Performing Basket and the term of your investment.

Adjustments to a Basket Component Index

If at any time an Index Publisher makes a material change in the formula for or the method of calculating a Basket Component Index or in any other way materially modifies that Basket Component Index so that the Basket Component Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Component Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Basket Component Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of the Equity Component Indices, of a level of treasury notes and treasury bonds futures index, in the case of the Fixed Income Index, or of a level of a commodity futures index, in the case of the Commodity Component Indices, comparable to such specific Basket Component Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Basket Component Index, as so adjusted. Accordingly, if the method of calculating a Basket Component Index is modified so that the level of the Basket Component Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that Basket Component Index in order to arrive at a level of the Basket Component Index as if it had not been modified.

Discontinuance of a Basket Component Index

If an Index Publisher, the Commodity Index Manager or the Commodity Index Publisher discontinues publication of a Basket Component Index and such Index Publisher, Commodity Index Manager or Commodity Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Component Index (each a “successor index”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that an Index Publisher, the Commodity Index Manager or the Commodity Index Publisher discontinues publication of a Basket Component Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for the Basket Component Index in accordance with the procedures last used to calculate the Basket Component Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for a Basket Component Index as described below, the successor index or level will be used as a substitute for that Basket Component Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher, the Commodity Index Manager or the Commodity Index Publisher discontinues publication of a Basket Component Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) the Basket Component Indices or any successor indices, if any, that have not been discontinued, are calculated and published and (ii) with respect to any Basket Component Index, or any successor index, which has been discontinued, a day on which the applicable exchanges listing the stocks of companies, exchanges quoting treasury notes and treasury bonds futures contracts or exchanges quoting the commodities futures contracts, as applicable to the Basket Component Index, used to calculate a substitute level for a Basket Component Index following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Component Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted by the Notes, with respect to each unit of the Notes, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes.

In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE BASKETS

Each Basket is designed provide exposure to three asset classes through the movement of the values of three equity indices, one fixed income index and three commodity indices, as reflected by changes in the value of such Basket from the Starting Value to the Ending Value. Only the Best Performing Basket will be used in determining the payment at maturity.

The Index Publishers have no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Notes into consideration for any reason. The Index Publishers will not receive any of the proceeds of the offering of the Notes and are not responsible for, and have not participated in, the offering of the Notes and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

Each Basket will have different weightings for each asset class according to the investment approach for that Basket. The “Equity Asset Class” will be represented by the S&P 500 Index, the Dow Jones EURO STOXX 50 Index and the Nikkei 225 Index; the “Fixed Income Asset Class” will be represented by the Dow Jones CBOT Treasury Index; and the “Commodity Asset Class” will be represented by the Merrill Lynch Commodity index eXtra Agriculture Excess Return Index, the Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index and the Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index. One Basket will be a “Conservative Investment Basket”, one will be a “Balanced Investment Basket” and one will be an “Aggressive Investment Basket” according to the initial weightings of each asset class within each Basket. The initial weighting of each asset class within each Basket are as follows:

	Equity Asset Class	Fixed Income Asset Class	Commodity Asset Class
Conservative Investment Basket:	20.00%	70.00%	10.00%
Balanced Investment Basket:	40.00%	45.00%	15.00%
Aggressive Investment Basket:	60.00%	20.00%	20.00%

Determination of the Multiplier for each Basket Component Index

A fixed factor (the “Multiplier”) will be determined for each Basket Component Index within a Basket, based upon the weighting of that Basket Component Index in such Basket. The Multiplier for each Basket Component Index will be different in each Basket, will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) within such Basket for that Basket Component Index, multiplied by 100; and

•	divided by the closing value of that Basket Component Index on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of each Basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any Basket Component Index within each Basket in the event that Basket Component Index is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that Basket Component Index had those material changes or modifications not been made.

The hypothetical Multipliers for each Basket Component Index are listed under “—Computation of the Baskets” below.

Computation of the value of the Baskets

The Calculation Agent will calculate the value of each Basket by summing the products of the closing values for each Basket Component Index on the Valuation Date and the Multiplier applicable to each Basket Component Index within a Basket. The value of each Basket will vary based on the increase or decrease in the level of each Basket Component Index. Any increase in the level of a Basket Component Index (assuming no change in the level of the other Basket Component Index) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component

Index (assuming no change in the level of the other Basket Component Index) will result in a decrease in the value of the Basket.

Conservative Investment Basket

With respect to the Conservative Investment Basket, the Equity Asset Class will have an initial weighting of 20%, the Fixed Income Asset Class will have an initial weighting of 70% and the Commodity Asset Class will have an initial weighting of 10%. If September 30, 2008 was the Pricing Date, for each Basket Component Index, the initial weighting, the closing level, the hypothetical Multiplier and the initial contribution to the Conservative Investment Basket level would be as follows:

	Basket Component Index	Bloomberg Symbol	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
	Dow Jones EURO STOXX 50 Index	SX5E	6.67%	3,038.20	0.00219538	6.6700
Equity Asset Class	S&P 500 Index	SPX	6.67%	1,166.36	0.00571865	6.6700
	Nikkei 225 Index	NKY	6.66%	11,259.86	0.00059148	6.6600

Fixed Income Asset Class	Dow Jones CBOT Treasury Index	DJCBTI	70.00%	142.31	0.49188392	70.0000
	Merrill Lynch Commodity index eXtra Agriculture Excess Return Index	MLCXAGER	3.34%	89.5299	0.03730597	3.3400
Commodity Asset Class	Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index	MLCXPMER	3.33%	122.2566	0.02723779	3.3300
	Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index	MLCXCLER	3.33%	1,395.473	0.00238629	3.3300

	Starting Value					100.00

(1)	This is the closing level of each Basket Component Index on September 30, 2008.
(2)	The hypothetical Multiplier equals the weighting of the Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on September 30, 2008 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

Hypothetical Historical Data on the Conservative Investment Basket

While historical information on the Conservative Investment Basket will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end values of the Basket from January 2003 through September 2008 based upon historical levels of each Basket Component Index, the hypothetical Multipliers and a Conservative Investment Basket Hypothetical Starting Value of 100 on September 30, 2008. This hypothetical historical data on the Conservative Investment Basket is not necessarily indicative of the future performance of the Conservative Investment Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Conservative Investment Basket during any period set forth below is not an indication that the Conservative Investment Basket is more or less likely to increase or decrease in value at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	81.44	89.04	92.53	97.98	99.08	104.15
February	82.40	90.68	92.66	97.40	100.12	105.69
March	81.39	91.73	92.30	97.38	99.73	104.42
April	82.50	88.87	92.36	97.35	100.67	104.66
May	85.59	88.37	93.80	95.41	100.32	104.46
June	85.38	89.15	94.57	95.34	100.02	104.10
July	83.00	89.19	94.16	96.11	100.22	103.39
August	84.32	90.62	95.45	97.45	100.88	103.46
September	86.23	91.03	95.34	97.78	102.54	100.00
October	86.11	91.98	93.83	98.62	103.62
November	86.15	91.30	95.25	99.59	104.46
December	87.94	92.36	97.20	99.33	104.81

The following graph sets forth the hypothetical historical performance of the Conservative Investment Basket presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Conservative Investment Basket, and no assurance can be given that the value of the Conservative Investment Basket will not decline and thereby reduce the amount which may be payable to you on the maturity date.

Balanced Investment Basket

With respect to the Balanced Investment Basket, the Equity Asset Class will have an initial weighting of 40%, the Fixed Income Asset Class will have an initial weighting of 45% and the Commodity Asset Class will have an initial weighting of 15%. If September 30, 2008 was the Pricing Date, for each Basket Component Index, the initial weighting, the closing level, the hypothetical Multiplier and the initial contribution to the Balanced Investment Basket level would be as follows:

	Basket Component Index	Bloomberg Symbol	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
	Dow Jones EURO STOXX 50 Index	SX5E	13.33%	3,038.20	0.00438747	13.33
Equity Asset Class	S&P 500 Index	SPX	13.34%	1,166.36	0.01143729	13.34
	Nikkei 225 Index	NKY	13.33%	11,259.86	0.00118385	13.33

Fixed Income Asset Class	Dow Jones CBOT Treasury Index	DJCBTI	45.00%	142.31	0.31621109	45.00

	Merrill Lynch Commodity index eXtra Agriculture Excess Return Index	MLCXAGER	5.00%	89.5299	0.05584726	5.00
Commodity Asset Class	Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index	MLCXPMER	5.00%	122.2566	0.04089759	5.00
	Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index	MLCXCLER	5.00%	1,395.473	0.00358301	5.00

	Starting Value					100.00

(1)	This is the closing level of each Basket Component Index on September 30, 2008.
(2)	The hypothetical Multiplier equals the weighting of the Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on September 30, 2008 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

Hypothetical Historical Data on the Balanced Investment Basket

While historical information on the Balanced Investment Basket will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end values of the Balanced Investment Basket from January 2003 through September 2008 based upon historical levels of each Basket Component Index, the hypothetical Multipliers and a Basket value of 100 on September 30, 2008. This hypothetical historical data on the Balanced Investment Basket is not necessarily indicative of the future performance of the Balanced Investment Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Balanced Investment Basket during any period set forth below is not an indication that the Balanced Investment Basket is more or less likely to increase or decrease in value at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	76.92	88.39	92.54	104.35	108.04	109.06
February	77.11	90.13	93.73	103.61	108.60	110.34
March	75.65	91.22	93.33	104.76	108.33	107.72
April	77.59	89.16	92.02	105.13	110.11	110.13
May	80.75	88.50	93.89	101.70	110.91	110.81
June	81.38	89.59	95.06	101.64	110.77	108.60
July	80.82	88.70	95.97	102.29	109.63	107.15
August	82.81	89.35	97.01	104.05	109.62	106.35
September	83.29	89.90	98.47	104.40	112.33	100.00
October	84.59	90.96	96.74	105.91	113.79
November	84.61	91.17	99.38	106.96	112.61
December	87.10	92.58	102.36	107.88	112.99

The following graph sets forth the hypothetical historical performance of the Balanced Investment Basket presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Balanced Investment Basket, and no assurance can be given that the value of the Balanced Investment Basket will not decline and thereby reduce the amount which may be payable to you on the maturity date.

Aggressive Investment Basket

With respect to the Aggressive Investment Basket, the Equity Asset Class will have an initial weighting of 60%, the Fixed Income Asset Class will have an initial weighting of 20% and the Commodity Asset Class will have an initial weighting of 20%. If September 30, 2008 was the Pricing Date, for each Basket Component Index, the initial weighting, the closing level, the hypothetical Multiplier and the initial contribution to the Aggressive Investment Basket level would be as follows:

	Basket Component Index	Bloomberg Symbol	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
	Dow Jones EURO STOXX 50 Index	SX5E	20.00%	3,038.20	0.00658285	20.00
Equity Asset Class	S&P 500 Index	SPX	20.00%	1,166.36	0.01714736	20.00
	Nikkei 225 Index	NKY	20.00%	11,259.86	0.00177622	20.00

Fixed Income Asset Class	Dow Jones CBOT Treasury Index	DJCBTI	20.00%	142.31	0.14053826	20.00

	Merrill Lynch Commodity index eXtra Agriculture Excess Return Index	MLCXAGER	6.67%	89.5299	0.07450025	6.67
Commodity Asset Class	Merrill Lynch Commodity index eXtra Precious Metals Excess Return Index	MLCXPMER	6.67%	122.2566	0.05455738	6.67
	Merrill Lynch Commodity index eXtra Crude Oil Excess Return Index	MLCXCLER	6.66%	1,395.473	0.00477258	6.66

	Starting Value					100.00

(1)	This is the closing level of each Basket Component Index on September 30, 2008.
(2)	The hypothetical Multiplier equals the weighting of the Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on September 30, 2008 and rounded to eight decimal places. The actual Multiplier will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

Hypothetical Historical Data on the Aggressive Investment Basket

While historical information on the Aggressive Investment Basket will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end values of the Aggressive Investment Basket from January 2003 through September 2008 based upon historical levels of each Basket Component Index, the hypothetical Multipliers and a Basket value of 100 on September 30, 2008. This hypothetical historical data on the Aggressive Investment Basket is not necessarily indicative of the future performance of the Aggressive Investment Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Aggressive Investment Basket during any period set forth below is not an indication that the Aggressive Investment Basket is more or less likely to increase or decrease in value at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	72.41	87.75	92.56	110.71	117.01	113.98
February	71.82	89.59	94.79	109.82	117.09	115.00
March	69.90	90.73	94.36	112.15	116.94	111.02
April	72.67	89.47	91.69	112.90	119.54	115.61
May	75.92	88.63	93.98	107.98	121.51	117.16
June	77.38	90.03	95.55	107.94	121.53	113.11
July	78.64	88.21	97.78	108.46	119.05	110.91
August	81.30	88.09	98.57	110.65	118.36	109.24
September	80.35	88.76	101.61	111.02	122.11	100.00
October	83.09	89.94	99.65	113.20	123.97
November	83.07	91.03	103.51	114.33	120.77
December	86.26	92.79	107.53	116.43	121.17

The following graph sets forth the hypothetical historical performance of the Aggressive Investment Basket presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Aggressive Investment Basket, and no assurance can be given that the value of the Aggressive Investment Basket will not decline and thereby reduce the amount which may be payable to you on the maturity date.

THE BASKET COMPONENT INDICES

The S&P 500® Index

All disclosure contained in this pricing supplement regarding the S&P 500® Index (the “S&P 500 Index”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard & Poor’s. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information. Neither ML&Co. and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the S&P 500 Index or assumes any responsibility for the accuracy of such Index or information.

The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 2008, 420 companies or 84.0% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 79 companies or 16.0% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and no companies traded on the American Stock Exchange. As of September 30, 2008, the aggregate market value of the companies included in the S&P 500 Index represented approximately 75% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of September 30, 2008 indicated in parentheses: Consumer Discretionary (8.5%); Consumer Staples (12.2%); Energy (13.4%); Financials (15.8%); Health Care (13.1%); Industrials (11.1%); Information Technology (16.0%); Materials (3.4%); Telecommunication Services (3.0%) and Utilities (3.6%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500 Index

Standard & Poor’s publishes the S&P 500 Index. The S&P 500 Index is maintained by the S&P Index Committee, a team of Standard & Poor’s economists and index analysts, who meet on a regular basis. The goal of the S&P Index Committee is to ensure that the S&P 500 Index remains a leading indicator of U.S. equities, reflecting the risk and return characteristics of the broader large market capitalization segment of the market on an on-going basis. The S&P Index Committee also monitors constituent liquidity to ensure efficient portfolio trading while keeping index turnover to a minimum.

The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index: 1) Consumer Discretionary; 2) Consumer Staples; 3) Energy; 4) Financials; 5) Health Care; 6) Industrials; 7) Information Technology; 8) Materials; 9) Telecommunication Services; and 10) Utilities.

Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria for index additions include:

•	U.S. Company. Determining factors include location of the company’s operations, its corporate structure, its accounting standards and its exchange listings;

•	Market Capitalization. Companies with market capitalization in excess of US$5 billion. This minimum is reviewed from time to time to ensure consistency with market conditions;

•	Public Float. There must be public float of at least 50%;

•

Financial Viability. Companies should have four consecutive quarters of positive as-reported earnings, where as-reported earnings are defined as GAAP Net Income excluding discontinued operations and extraordinary items;

•

Adequate Liquidity and Reasonable Price. The ratio of annual dollar value traded to market capitalization for the company should be 0.30 or greater. Very low stock prices can affect a stock’s liquidity;

•

Sector Representation. Companies’ industry classifications contribute to the maintenance of a sector balance that is in line with the sector composition of the universe of eligible companies with market capitalization in excess of US$5 billion; and

•

Company Type. Constituents must be operating companies. Closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts are not eligible. Real Estate Investment Trusts (REITs) and business development companies (BDCs) are eligible for inclusion.

Continued index membership is not necessarily subject to these guidelines. The S&P Index Committee aims to minimize unnecessary turnover in index membership and each removal is determined on a case-by-case basis. Relevant criteria for index removals include:

•	Companies that substantially violate one or more of the criteria for index inclusion; and

•	Companies involved in merger, acquisition, or significant restructuring such that they no longer meet the inclusion criteria.

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this, the calculation of the Ending Value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500 Index

While Standard & Poor’s currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the amount an investor receives on the maturity date of the Notes.

Historically, the market value of any underlying stocks included in the S&P 500 Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, Standard & Poor’s began shifting the S&P 500 Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500 Index to full float adjustment on September 16, 2005. Standard & Poor’s criteria for selecting stocks for the S&P 500 Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its market value).

The goal of float adjustment is to distinguish strategic shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. Shareholders concerned with control of a company include board members, founders and owners of large blocks of stock. Likewise, holdings of stock in one corporation by another corporation are normally for control, not investment, purposes. Normally government holdings are not investments made because a stock is expected to appreciate or the government entity is managing its excess funds through equity investments.

Share owners acting as investors will consider changes in the stock’s price, earnings or the company’s operations as possible reasons to buy or sell the stock. They hold the stock because they expect it to appreciate in value and believe the stock offers better risk and return opportunities than other investments. Further, a sharp rise or fall in the stock’s price could be a reason to adjust their positions. Mutual funds, pension plans and other institutional investors are usually in this category. The fact that an institutional investor has held a block of shares for several years is not evidence that the block is being held for control, rather than investment, reasons.

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Standard and Poor’s defines three groups of shareholders whose holdings are presumed to be for control and are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buy-out groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group listed above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500 Index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing (x) the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by (y) the total shares outstanding. The float-adjusted index is then calculated by dividing (w) the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by (z) the index divisor. For companies with multiple classes of stock, Standard & Poor’s calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943 (the “base period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it serves as a link to the original base period level of the S&P 500 Index. The index divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index.

S&P 500 Index Maintenance

The S&P Index Committee follows a set of published guidelines for maintaining the index. These guidelines provide the transparency required and fairness needed to enable investors to replicate the index and achieve the same performance as the S&P 500 Index.

In order to ensure that the level of the S&P 500 Index remains an accurate barometer of stock market performance over time, it is necessary to adjust the index divisor in response to any change that alters the total market value of the index while holding stock prices constant. Index maintenance—reflecting changes in shares outstanding, capital actions, addition or deletion of stocks to the S&P 500 Index—should not change the level of the index. If the S&P 500 Index closes at 1,250 and one stock is replaced by another, after the market close, the index should open at 1,250 the next morning if all of the opening prices are the same as the previous day’s closing prices. This is accomplished with an adjustment to the divisor.

Divisor adjustments are made “after the close” meaning that after the close of trading the closing prices are used to calculate the new divisor based on whatever changes are being made. It is, then, possible to provide two complete descriptions of the index—one as it existed at the close of trading and one as it will exist at the next opening of trading. If the same stock prices are used to calculate the index levels for these two descriptions, the index levels will be the same.

For cataloging changes, it is useful to separate changes caused by the management of the index from those stemming from corporate actions of the constituent companies. Among those changes driven by index management are adding or deleting companies, adjusting share counts and changes to IWFs and other factors affecting share counts or stock prices.

Index Management Related Changes. When a company is added to or deleted from the S&P 500 Index, the net change in the market value of the index is calculated and this is used to calculate the new divisor. The market values of stocks being added or deleted are based on the prices, shares outstanding, IWFs and any other share count adjustments. Specifically, if a company being added has a total market cap of US$10 billion, an IWF of 85% and, therefore, a float adjusted market cap of US$8.5 billion, the market value for the added company used is US$8.5 billion.

For most S&P indices, there are a few dates during the year when IWFs and share counts are updated. (Typically small changes in shares outstanding are reflected in indices once a quarter to avoid excessive changes to an index.) The revisions to the divisor resulting from these are calculated and a new divisor is determined.

Corporate Action Related Changes. There are a large range of different corporate actions ranging from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor is adjusted.

Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines the divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Also, changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September when IWFs are reviewed.

Historical Data on the S&P 500 Index

The following table sets forth the closing level of the S&P 500 Index at the end of each month in the period from January 2003 through September 2008. This historical data on the S&P 500 Index is not necessarily indicative of the future performance of the S&P 500 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the S&P 500 Index during any period set forth below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	855.70	1,131.13	1,181.27	1,280.08	1,438.24	1,378.55
February	841.15	1,144.94	1,203.60	1,280.66	1,406.82	1,330.63
March	848.18	1,126.21	1,180.59	1,294.83	1,420.86	1,322.70
April	916.92	1,107.30	1,156.85	1,310.61	1,482.37	1,385.59
May	963.59	1,120.68	1,191.50	1,270.09	1,530.62	1,400.38
June	974.50	1,140.84	1,191.33	1,270.20	1,503.35	1,280.00
July	990.31	1,101.72	1,234.18	1,276.66	1,455.27	1,267.38
August	1,008.01	1,104.24	1,220.33	1,303.82	1,473.99	1,282.83
September	995.97	1,114.58	1,228.81	1,335.85	1,526.75	1,166.36
October	1,050.71	1,130.20	1,207.01	1,377.94	1,549.38
November	1,058.20	1,173.82	1,249.48	1,400.63	1,481.14
December	1,111.92	1,211.92	1,248.29	1,418.30	1,468.36

The following graph sets forth the historical performance of the S&P 500 Index presented in the preceding table. Past movements of the S&P 500 Index are not necessarily indicative of the future performance of the S&P 500 Index.

License Agreement

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, the holders of the Notes or any other person or entity from the use of the S&P 500 Index or any data included in the S&P 500 Index in connection with the rights licensed under the license agreement described in this index supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included in the S&P 500 Index. Without limiting any of the above information, in no event shall Standard & Poor’s have any liability for any special, punitive, indirect or consequential damage; including lost profits, even if notified of the possibility of these damages.

Standard & Poor’s and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the Notes, and ML&Co. is an authorized sublicensee of MLPF&S. The license agreement between Standard & Poor’s and MLPF&S provides that the following language must be stated in this index supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

The Nikkei 225 Index

All disclosure contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Nikkei, Inc. (“Nikkei”) as stated in these sources and these policies are subject to change at the discretion of Nikkei. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index.

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index (the “Nikkei 225 Underlying Stocks”) are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange and the Chicago Mercantile Exchange.

The Nikkei 225 Index is a modified, price-weighted index. Each stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. Nikkei calculates the Nikkei 225 Index by multiplying the per share price of each Underlying Stock by the corresponding weighting factor for that Nikkei 225 Underlying Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 24.687 as of October 1, 2008, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei 225 Underlying Stock, so that the share price of each Nikkei 225 Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. Each Weight Factor represents the number of shares of the related Nikkei 225 Underlying Stock which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei 225 Underlying Stocks, which is currently the TSE. The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei 225 Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei 225 Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

The Nikkei 225 Underlying Stocks may be deleted or added by Nikkei. However, to maintain continuity in the Nikkei 225 Index, the policy of Nikkei is generally not to alter the composition of the Nikkei 225 Underlying Stocks except when an Underlying Stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei 225 Underlying Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Nikkei 225 Index, Nikkei will select, in accordance with certain criteria established by it, a replacement for the deleted Underlying Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei 225 Underlying Stocks. As a result, an existing Underlying Stock with low trading volume and not representative of a market will be deleted.

None of ML&Co., MLPF&S and Nikkei accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any successor index. Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any Starting Value or Ending Value or any Redemption Amount payable to you on the maturity date of the Notes.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 1:00 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the Notes.

Historical Data on the Nikkei 225 Index

The following table sets forth the closing level of the Nikkei 225 Index at the end of each month in the period from January 2003 through September 2008. This historical data on the Nikkei 225 Index is not necessarily indicative of the future performance of the Nikkei 225 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Nikkei 225 Index during any period set forth below is not an indication that the Nikkei 225 Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	8,339.94	10,783.61	11,387.59	16,649.82	17,383.42	13,592.47
February	8,363.04	11,041.92	11,740.60	16,205.43	17,604.12	13,603.02
March	7,972.71	11,715.39	11,668.95	17,059.66	17,287.65	12,525.54
April	7,831.42	11,761.79	11,008.90	16,906.23	17,400.41	13,849.99
May	8,424.51	11,236.37	11,276.59	15,467.33	17,875.75	14,338.54
June	9,083.11	11,858.87	11,584.01	15,505.18	18,138.36	13,481.38
July	9,563.21	11,325.78	11,899.60	15,456.81	17,248.89	13,376.81
August	10,343.55	11,081.79	12,413.60	16,140.76	16,569.09	13,072.87
September	10,219.05	10,823.57	13,574.30	16,127.58	16,785.69	11,259.86
October	10,559.59	10,771.42	13,606.50	16,399.39	16,737.63
November	10,100.57	10,899.25	14,872.15	16,274.33	15,680.67
December	10,676.64	11,488.76	16,111.43	17,225.83	15,307.78

The following graph sets forth the historical performance of the Nikkei 225 Index presented in the preceding table. Past movements of the Nikkei 225 Index are not necessarily indicative of the future performance of the Nikkei 225 Index.

License Agreement

Nikkei and ML&Co. have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned and published by Nikkei in connection with some securities, including the Notes.

Nikkei is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this index supplement that Nikkei makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. Nikkei has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. Nikkei is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Nikkei has no obligation or liability in connection with the administration or marketing of the Notes.

The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by Nikkei, the publisher of the Index. The copyright relating to the Nikkei 225 Index and intellectual property rights as to the indications for “Nikkei” and the Nikkei 225 Index and any other rights belong to Nikkei, Inc.

The Dow Jones EURO STOXX 50® Index

All disclosure contained in this pricing supplement regarding the Dow Jones EURO STOXX 50® Index (the “DJ EURO STOXX 50 Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the DJ EURO STOXX 50 Index or any successor index.

The DJ EURO STOXX 50 Index was created by STOXX, a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones & Company (“Dow Jones”). Publication of the DJ EURO STOXX 50 Index began on February 28, 1998, based on an initial level of the DJ EURO STOXX 50 Index of 1,000 at December 31, 1991.

The DJ EURO STOXX 50 Index was created to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The companies included in the DJ EURO STOXX 50 Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the DJ EURO STOXX 50 Index.

The DJ EURO STOXX 50 Index is currently calculated every 15 seconds during local trading hours using the Laspeyres formula, which measures price changes against a fixed based quantity weight. The calculation consists of: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the “DJ EURO STOXX 50 Index Aggregate Market Capitalization”); and (iii) dividing the DJ EURO STOXX 50 Index Aggregate Market Capitalization by a divisor which represents the DJ EURO STOXX 50 Index Aggregate Market Capitalization on the base date of the DJ EURO STOXX 50 Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the DJ EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire DJ EURO STOXX 50 Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

The weight of each stock that comprises the DJ EURO STOXX 50 Index is capped at 10% of the DJ EURO STOXX 50 Index’s total free-float market capitalization. The free-float weights are reviewed quarterly.

The composition of the DJ EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the DJ EURO STOXX 50 Index are made to ensure that the DJ EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Buffers, consisting of an upper and lower limit, are applied to stocks on the relevant selection lists during the review process to achieve a fixed number of stocks in the DJ EURO STOXX 50 Index and maintain stability by reducing the number of composition changes. The DJ EURO STOXX 50 Index is also reviewed on an ongoing basis, and a change in the composition of the DJ EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. nor have they participated in any way in the creation of the Notes.

ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the DJ EURO STOXX 50 Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with the issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of the Notes with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the Notes should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the DJ EURO STOXX 50 Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the DJ EURO STOXX 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee, which advises the Supervisory Board on matters relating to the DJ EURO STOXX 50 Index. This advisory committee proposes changes in the composition of the DJ EURO STOXX 50 Index to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the DJ EURO STOXX 50 Index computation. Decisions on the composition and changes in the DJ EURO STOXX 50 Index are reserved to the Supervisory Board.

Historical Data on the DJ EURO STOXX 50 Index

The following table sets forth the closing level of the DJ EURO STOXX 50 Index at the end of each month in the period from January 2003 through September 2008. This historical data on the DJ EURO STOXX 50 Index is not necessarily indicative of the future performance of the DJ EURO STOXX 50 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the DJ EURO STOXX 50 Index during any period set forth below is not an indication that the DJ EURO STOXX 50 Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	2,248.17	2,839.13	2,984.59	3,691.41	4,178.54	3,792.80
February	2,140.73	2,893.18	3,058.32	3,774.51	4,087.12	3,724.50
March	2,036.86	2,787.49	3,055.73	3,853.74	4,181.03	3,628.06
April	2,324.23	2,787.48	2,930.10	3,839.90	4,392.34	3,825.02
May	2,330.06	2,749.62	3,076.70	3,637.17	4,512.65	3,777.85
June	2,419.51	2,811.08	3,181.54	3,648.92	4,489.77	3,352.81
July	2,519.79	2,720.05	3,326.51	3,691.87	4,315.69	3,367.82
August	2,556.71	2,670.79	3,263.78	3,808.70	4,294.56	3,365.63
September	2,395.87	2,726.30	3,428.51	3,899.41	4,381.71	3,038.20
October	2,575.04	2,811.72	3,320.15	4,004.80	4,489.79
November	2,630.47	2,876.39	3,447.07	3,987.23	4,394.95
December	2,760.66	2,951.01	3,578.93	4,119.94	4,399.72

The following graph sets forth the historical performance of the DJ EURO STOXX 50 Index presented in the preceding table. Past movements of the DJ EURO STOXX 50 Index are not necessarily indicative of the future performance of the DJ EURO STOXX 50 Index.

License Agreement

STOXX and Dow Jones have no relationship to Merrill Lynch & Co., Inc., other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the Notes.

STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50® Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the Notes. Specifically,

•	STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Dow Jones EURO STOXX 50® Index and the data included in the Dow Jones EURO STOXX 50® Index;

The accuracy or completeness of the Dow Jones EURO STOXX 50® Index and its data;

The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50® Index and its data;

STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50® Index or its data;

•	Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between Merrill Lynch & Co., Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The Dow Jones CBOT Treasury Index

All the disclosure in this pricing supplement regarding the Dow Jones CBOT Treasury Index (the “CBOT Treasury Index”), including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of the Chicago Board of Trade (“CBOT”) and Dow Jones and Company, Inc. (“Dow Jones”, and together, the “CBOT Publishers”) as stated in these sources and these policies are subject to change at the discretion of the CBOT Publishers. ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the CBOT Treasury Index or any successor index.

CBOT and Dow Jones & Company, Inc. launched the Index on April 28, 2004. The Index measures default-free returns available to investors in U.S. capital markets in real time. It is composed of duration-weighted average prices of CBOT U.S. Treasury bond, 10-year Treasury note and 5-year Treasury note futures contracts. Duration weighting makes the Index yield-curve neutral; each element makes an equal contribution to index performance, so available returns are aggregated into a single measure. The CBOT Treasury Index performance is based on actual transactions rather than end-of-day quotes. For the purpose of calculating durations (and therefore weights), the Index treats the component futures contracts as if:

•	The 5-year T-note futures contract is a 6.00% semiannual coupon note maturing in 5 years

•	The 10-year T-note futures contract is a 6.00% semiannual coupon note maturing in 10 years

•	The T-bond futures contract is a 6.00% semi-annual coupon bond maturing in 20 years

Since the component Treasury futures contracts expire quarterly, the CBOT Treasury Index is also rebalanced quarterly and new durations are calculated and new weights are assigned. Calibration of the new index takes place at the close of business on the last business day preceding the components’ current contract month. For example, the March index is composed of March Treasury futures contracts, therefore, the calibration of the June index would take place on the last business day in February.

To maintain continuity at the time of recalibration, index values are equalized across the expiration of the component contracts. In this example, the index value based on new June Treasury futures contracts is equalized with the index value based on the expiring March contracts. After those index values are calculated, a divisor is used to set the new June index to equal to the March index.

Quarterly rebalancing is based on changing market conditions and adjusts for changes both within and across index cohorts. Quarterly adjustments in index weights reflect relative changes, if any, in the durations of the 5-year T-note, 10-year T-note and T-bond contracts. The divisor used for adjustments across quarters is derived from market prices for rolling positions forward.

Historical Data on the CBOT Treasury Index

The following table sets forth the closing level of the CBOT Treasury Index at the end of each month in the period from January 2003 through September 2008. This historical data on the CBOT Treasury Index is not necessarily indicative of the future performance of the CBOT Treasury Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the CBOT Treasury Index during any period set forth below is not an indication that the CBOT Treasury Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	124.80	129.76	133.47	131.07	129.07	140.61
February	127.40	131.87	131.73	130.65	131.15	142.57
March	126.80	133.08	131.15	128.75	130.51	143.20
April	127.25	127.69	133.53	127.76	130.71	140.19
May	131.48	127.13	135.02	127.18	128.51	138.20
June	130.01	128.04	135.46	127.13	127.73	139.63
July	123.58	129.42	132.75	128.44	129.74	140.45
August	124.31	132.68	134.96	129.99	131.70	142.47
September	129.39	132.89	132.42	130.79	131.94	142.31
October	126.93	134.03	130.74	130.94	132.68
November	126.93	131.69	131.04	131.92	137.03
December	128.49	132.97	132.10	129.95	137.03

The following graph sets forth the historical performance of the CBOT Treasury Index presented in the preceding table. Past movements of the CBOT Treasury Index are not necessarily indicative of the future performance of the CBOT Treasury Index.

License Agreement

Dow Jones and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the Notes and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. (“Dow Jones”) or the CBOT. Neither Dow Jones nor the CBOT makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of trading in the Notes. Dow Jones and the CBOT’s only relationship to the Notes is the licensing of certain trademarks and trade names and of the Dow Jones CBOT Treasury Index which is determined, composed and calculated without regard to the Notes. Neither Dow Jones nor the CBOT has any obligation to take the needs of the owners of the Notes into consideration in determining, composing or calculating the Dow Jones CBOT Treasury Index. Neither Dow Jones nor the CBOT is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be listed or in the determination or calculation of the equation by which the Notes are to be converted into cash. Neither Dow Jones nor the CBOT has any obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER DOW JONES NOR THE CBOT GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES CBOT TREASURY INDEX OR ANY DATA RELATED THERETO AND NEITHER DOW JONES NOR THE CBOT SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER DOW JONES NOR THE CBOT MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES CBOT TREASURY INDEX OR ANY DATA RELATED THERETO. NEITHER DOW JONES NOR THE CBOT MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES CBOT TREASURY INDEX AND ALL DATA RELATED THERETO, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR THE CBOT HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND THE CBOT.

The Merrill Lynch Commodity index eXtraSM Agriculture Excess Return Index

All disclosure in this pricing supplement regarding the Merrill Lynch Commodity index eXtraSM Agriculture Excess Return Index (the “MLCX Agriculture Index”), including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by Merrill Lynch Commodities, Inc. (the “MLCX Index Manager”) and MLPF&S, in its capacity as “MLCX Index Publisher”, each an affiliate of ML&Co. This information reflects the policies of the MLCX Index Manager and MLCX Index Publisher and is subject to change by the MLCX Index Manager and MLCX Index Publisher at their discretion. The MLCX Index Manager and MLCX Index Publisher have no obligation to continue to publish, and may discontinue publication of, the MLCX Agriculture Index.

The MLCX Agriculture Index was launched on June 21, 2006 and is designed to provide a benchmark for the agricultural sector and for investment in commodities as an asset class. The MLCX Agriculture Index is comprised of exchange-traded futures contracts on grains and oilseeds (wheat, corn, soymeal and soybeans), soft commodities (sugar and coffee) and livestock (live cattle and lean hogs). As the MLCX Agriculture Index is a member of the Merrill Lynch Commodity index eXtraSM family of indices, the MLCX Agriculture Index applies several of the rules and methodologies of the Merrill Lynch Commodity index eXtraSM—Excess Return, which are described in greater detail below.

Historical Data on the MLCX Agriculture Index

The following table sets forth the closing level of the MLCX Agriculture Index at the end of each month in the period from January 2003 through September 2008. This historical data on the MLCX Agriculture Index is not necessarily indicative of the future performance of the MLCX Agriculture Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the MLCX Agriculture Index during any period set forth below is not an indication that the MLCX Agriculture Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	68.3477	79.8639	72.9418	78.1800	83.3604	107.5687
February	67.3755	82.7896	79.7705	78.6300	85.6383	118.9421
March	65.1886	88.2260	78.8386	75.4500	79.4390	107.3015
April	66.2091	87.9421	77.3579	75.1900	78.4508	105.9579
May	70.2846	86.1567	79.0232	76.0200	81.2840	103.8743
June	66.7730	81.7674	76.2758	76.2900	82.7407	117.1084
July	69.5056	76.7157	77.9122	74.4600	85.7955	106.0720
August	74.1064	76.9469	72.8513	73.2500	90.2228	103.1773
September	72.8164	74.3859	74.0823	74.0600	100.4418	89.5299
October	77.4724	73.3679	72.1416	81.3903	93.8058
November	78.1747	73.5847	71.5564	86.4016	96.9110
December	75.2217	74.7112	76.7279	85.0575	101.8113

The following graph sets forth the historical performance of the MLCX Agriculture Index presented in the preceding table. Past movements of the MLCX Agriculture Index are not necessarily indicative of the future performance of the MLCX Agriculture Index.

The Merrill Lynch Commodity index eXtraSM Precious Metals Excess Return Index

All disclosure in this pricing supplement regarding the Merrill Lynch Commodity index eXtraSM Precious Metals Excess Return Index (the “MLCX Precious Metals Index”), including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by Merrill Lynch Commodities, Inc. (the “MLCX Index Manager”) and MLPF&S, in its capacity as “MLCX Index Publisher”, each an affiliate of ML&Co. This information reflects the policies of the MLCX Index Manager and MLCX Index Publisher and is subject to change by the MLCX Index Manager and MLCX Index Publisher at their discretion. The MLCX Index Manager and MLCX Index Publisher have no obligation to continue to publish, and may discontinue publication of, the MLCX Precious Metals Index.

The MLCX Precious Metals Index was launched on March 24, 2008 and is designed to provide a benchmark for the precious metals sector and for investment in commodities as an asset class. The MLCX Precious Metals Index is comprised of exchange-traded futures contracts on the basic precious metals, gold and silver. As the MLCX Precious Metals Index is a member of the Merrill Lynch Commodity index eXtraSM family of indices, the MLCX Precious Metals Index applies several of the rules and methodologies of the Merrill Lynch Commodity index eXtraSM—Excess Return, which are described in greater detail below.

Historical Data on the MLCX Precious Metals Index

The following table sets forth the closing level of the MLCX Precious Metals Index at the end of each month in the period from January 2003 through September 2008. This historical data on the MLCX Precious Metals Index is not necessarily indicative of the future performance of the MLCX Precious Metals Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the MLCX Precious Metals Index during any period set forth below is not an indication that the MLCX Precious Metals Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	62.4679	68.4056	70.7707	93.0500	102.6454	135.9919
February	59.2698	67.9255	73.4711	91.2400	105.0662	145.0709
March	56.9332	73.8544	71.9006	95.5000	103.1656	134.8447
April	57.5252	65.7076	72.3264	107.2300	105.2047	126.9123
May	61.2921	66.7120	69.9805	104.4200	101.9048	129.9790
June	58.3733	66.0606	72.2357	98.1900	98.9723	135.1639
July	60.2389	66.5360	71.3966	101.1400	101.5319	133.6166
August	63.4584	69.6034	71.2132	100.8500	101.2591	118.1837
September	64.8935	70.9475	76.9056	95.2400	111.6763	122.2566
October	64.6059	72.7137	76.2360	96.3244	118.1689
November	66.8367	76.4784	81.0619	103.4387	116.1545
December	70.2787	73.3100	84.5486	100.2670	123.2711

The following graph sets forth the historical performance of the MLCX Precious Metals Index presented in the preceding table. Past movements of the MLCX Precious Metals Index are not necessarily indicative of the future performance of the MLCX Precious Metals Index.

The Merrill Lynch Commodity index eXtraSM Crude Oil Excess Return Index

All disclosure in this pricing supplement regarding the Merrill Lynch Commodity index eXtraSM Crude Oil Excess Return Index (the “MLCX Crude Oil Index”), including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by Merrill Lynch Commodities, Inc. (the “MLCX Index Manager”) and MLPF&S, in its capacity as “MLCX Index Publisher”, each an affiliate of ML&Co. This information reflects the policies of the MLCX Index Manager and MLCX Index Publisher and is subject to change by the MLCX Index Manager and MLCX Index Publisher at their discretion. The MLCX Index Manager and MLCX Index Publisher have no obligation to continue to publish, and may discontinue publication of, the MLCX Crude Oil Index.

The MLCX Crude Oil Index was launched in June 2006 and is an index that represents the returns achieved by gaining exposure to exchange-traded futures contracts on crude oil. As the MLCX Crude Oil Index is a member of the Merrill Lynch Commodity index eXtraSM family of indices and is a subset of the Merrill Lynch Commodity index eXtraSM—Excess Return, the MLCX Crude Oil Index applies several of the rules and methodologies of the Merrill Lynch Commodity index eXtraSM—Excess Return, which are described in greater detail below.

Historical Data on the MLCX Crude Oil Index

The following table sets forth the closing level of the MLCX Crude Oil Index at the end of each month in the period from January 2003 through September 2008. This historical data on the MLCX Crude Oil Index is not necessarily indicative of the future performance of the MLCX Crude Oil Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the MLCX Crude Oil Index during any period set forth below is not an indication that the MLCX Crude Oil Index is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	436.430	542.410	916.750	1,166.810	840.791	1,264.490
February	480.540	606.670	984.720	1,054.770	889.773	1,401.779
March	420.450	618.300	1,057.340	1,120.520	934.478	1,410.229
April	374.370	661.490	949.620	1,197.610	911.654	1,582.117
May	425.940	717.730	959.890	1,163.750	866.010	1,793.427
June	455.980	673.000	1,036.320	1,191.970	934.617	1,973.562
July	471.840	788.640	1,096.140	1,194.130	1,022.608	1,742.540
August	495.120	778.170	1,222.450	1,115.250	970.247	1,616.511
September	461.600	920.080	1,158.690	986.380	1,080.234	1,395.473
October	466.560	975.120	1,052.740	912.835	1,264.886
November	495.000	932.170	1,006.490	951.908	1,209.396
December	536.700	823.040	1,059.050	905.420	1,314.768

The following graph sets forth the historical performance of the MLCX Crude Oil Index presented in the preceding table. Past movements of the MLCX Crude Oil Index are not necessarily indicative of the future performance of the MLCX Crude Oil Index.

The Merrill Lynch Commodity index eXtraSM—Excess Return

Overview

The Merrill Lynch Commodity index eXtraSM —Excess Return (the “MLCX Index”) was created by the MLCX Index Manager in conjunction with the MLCX Index Publisher in 2006 and is designed to provide a benchmark for commodity market performance and for investment in commodities as an asset class. The MLCX Index is comprised of futures contracts on physical commodities (each an “MLCX Index Commodity”). A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. In the case of the MLCX Index, as the exchange traded futures contracts that comprise the MLCX Index (the “MLCX Index Components”) approach the month before expiration, they are replaced by contracts that have later expiration. This process is referred to as “rolling”. The MLCX Index rolls over a 15 day period each month. The MLCX Index is an excess return index that factors in both price movements as well as roll yields.

The MLCX Index Manager constructed the MLCX Index based primarily on the liquidity of the MLCX Index Components and the value of the global production of each Index Commodity. The MLCX Index Manager believes that these criteria allow the MLCX Index to reflect the general significance of the MLCX Index Commodities in the global economy, differentiating between “upstream” and “downstream” commodities, with a particular emphasis on downstream commodities (i.e., those that are derived from other Index Commodities). The MLCX Index composition and weights are typically determined once a year and applied once at the start of each year in January. See the section entitled “Construction—Contract Selection—Weighting”. The methodology for determining the composition, weighting or value of the MLCX Index and for calculating its level is subject to modification by the MLCX Index Manager and MLCX Index Publisher, respectively, at any time. The MLCX Index Manager has indicated that it expects to modify the MLCX Index only in rare occasions in order to maintain stability and comparability.

Construction

The MLCX Index was created using the following four main principles:

1.	Liquidity – The MLCX Index Components should be sufficiently liquid to accommodate the level of trading needed to support the MLCX Index. The selection mechanism is therefore based primarily on liquidity.

2.	Weighting – The weight of each Index Component should reflect the value of the global production of the related Index Commodity, as a measure of the significance of the commodity in the global economy, with appropriate adjustments to avoid “double counting”.

3.	Market Sectors – Each Market Sector should be adequately represented in the MLCX Index and the weights should be adjusted to maintain the integrity of the Market Sectors.

4.	Rolling – Index Components are rolled during a fifteen day period in an attempt to limit the market impact that such contract rolls could have.

The MLCX Index contains six market sectors identified by the MLCX Index Manager: (1) energy; (2) base metals; (3) precious metals; (4) grains & oil seeds; (5) livestock; and (6) soft commodities & others (each a “Market Sector”). Each Market Sector contains a minimum of two and a maximum of four Index Components, selected by liquidity.

Exchange Selection

The MLCX Index Manager initially selected six exchanges, on the basis of liquidity, geographical location and commodity type (the “Selected Exchanges”). To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development. The exchange must also be a principal trading forum, based on relative liquidity, for U.S. dollar-denominated futures contracts on major physical commodities. The six exchanges currently are: (1) the (a) the NYMEX and (b) the COMEX divisions of the New York Mercantile Exchange (the “NYMEX”); (2) the Chicago Mercantile Exchange (the “CME”); (3) the Chicago Board of Trade (the “CBOT”); (4) the London Metals Exchange (the “LME”); (5) the ICE Futures (formerly known as the International Petroleum Exchange); and (6) the New York Board of Trader (the “NYBOT”).

Contract Selection

Eligibility

To be an “Eligible Contract”, a commodity futures contract must not only be traded on a Selected Exchange, it must also satisfy the requirements for inclusion. In order to be an Eligible Contract, a contract must generally satisfy all of the following requirements:

•	it must be denominated in U.S. dollars;

•	it must be based on a physical commodity (or the price of a physical commodity) and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

•	detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in the MLCX Index;

•	the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30 being evaluated; and

•

Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business. “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearing house) with respect to a contract and against which positions in such contract are margined or settled.

An Eligible Contract is selected for inclusion in the MLCX Index only after application of the requirements for a minimum and maximum number of contracts from each Market Sector. A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be determined by the MLCX Index Manager to be an Eligible Contract and included in the MLCX Index if the inclusion of the contract is, in the judgment of the MLCX Index Manager, necessary or appropriate to maintain the integrity of the MLCX Index and/or to realize the objectives of the MLCX Index. Every year the MLCX Index Manager will compile a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria. This list will be used to determine the commodities futures contracts which will be included in the MLCX Index.

Liquidity

The MLCX Index Manager distinguishes the Eligible Contracts by their liquidity. Liquidity is measured by a contract’s Total Trading Volume and the value of that trading volume. The “Total Trading Volume” (“TTV”) with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30. The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract. For example, the Contract Size of a crude oil futures contract is 1,000 barrels. The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract for an Index Component on each Trading Day during the twelve month period beginning on July 1 and ending on June 30 of each year. A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made. A “Trading Day” means any day on which the relevant Selected Exchange is open for trading. “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for each contract:

LIQ = TTV × CS × ARP

Once the Liquidity is determined, the Eligible Contracts are listed in order of their Liquidity, from highest to lowest. All six Index Market Sectors must be represented by a minimum of two and a maximum of four Eligible Contracts. “Redundant Contracts” are less liquid Eligible Contracts representing a similar commodity and are excluded. For instance, the list of Index Components includes an Eligible Contract on WTI crude oil but excludes Brent crude oil as a Redundant Contract.

The selection of Eligible Contracts and determination of the MLCX Index Components occurs once a year and the results for the following calendar year will be announced before the first NYMEX Business Day of November. Based on this selection process, the MLCX Index may include from 12 to 22 commodity futures contracts. The MLCX Index includes the following 18 contracts:

MLCX Contract	Total Trading Volume (July 06 – June 07)	Average Reference Price in USD[1]	Contract Size in Units	Liquidity in USD
Crude Oil	95,925,316	63.54	1,000	6,095,416,887,702
Copper – Grade A	18,834,730	7,072.17	25	3,330,059,369,866
High Grade Primary Aluminum	37,461,788	2,693.87	25	2,522,929,670,989
Natural Gas	25,850,113	7.06	10,000	1,826,126,729,635
No. 2 Heating Oil, NY	16,233,595	1.80	42,000	1,230,205,205,477
Gold	17,095,080	638.31	100	1,091,201,521,906
NY Harbor RBOB Gasoline	13,242,569	1.88	42,000	1,046,078,198,558
Special High Grade Zinc	11,352,936	3,667.33	25	1,040,873,785,699
Corn	58,074,683	3.38	5,000	980,663,615,809
Soybeans	26,769,138	6.77	5,000	906,771,088,328
Primary Nickel	3,798,477	37,086.48	6	845,232,847,746
Wheat	18,023,008	4.64	5,000	418,449,188,240
Silver	5,087,527	12.73	5,000	323,701,129,663
Live Cattle	8,501,962	0.91	40,000	308,415,813,198
Sugar #11	18,583,526	0.11	112,000	233,629,999,158
Soybean Meal	10,796,203	193.10	100	208,478,566,563
Coffee “C”	4,712,341	1.10	37,500	195,036,980,967
Lean Hogs	6,807,190	0.67	40,000	182,139,710,542

1	The Average Reference Price in USD used to calculate LIQ is based on four decimals to reflect the fact that some commodities are quoted in US cents.

For purposes of the preceding paragraph only, a “NYMEX Business Day” is any day that the New York Mercantile Exchange rules define as a trading day.

Weighting

The MLCX Index Manager determines the weight of each Index Component on the basis of the global production of the related Index Commodity, provided that the contract reflects global prices for that Index Commodity. In some cases, however, the MLCX Index Components only have pricing links to a limited number of markets around the world. For instance, the NYMEX natural gas contract primarily represents the U.S. market and the surrounding North American markets in Canada and Mexico. In addition, some European gas markets, such as the U.K., are developing an increasing link to U.S. natural gas prices through the liquefied natural gas market. As a result, rather than using production of natural gas in the world or in the U.S. to assign a weight to the natural gas contract in the MLCX Index, the MLCX Index Manager has aggregated U.S., Canadian, Mexican and U.K. natural gas production. Similarly, the MLCX Index Manager found that U.S. livestock prices can be affected by local issues such as disease and trade restrictions, so it limited the livestock component of the MLCX Index to production of cattle and hogs in the United States, instead of using global production weights.

Also, certain commodities are derived from other commodities in various forms. For example, gasoline and heating oil are produced from crude oil, and, because livestock feed on corn and other grains, they are to an extent derived from agricultural commodities. To avoid “double counting” of such commodities like crude oil or grains used as livestock feed, the MLCX Index Manager differentiates between “upstream” and “downstream” commodities and adjusts the global production quantity of the MLCX Index Commodities accordingly.

Market Sectors

The weight of any given Market Sector in the MLCX Index is capped at 60% of the overall Index and a minimum weight of 3% is applicable to each Market Sector. Even though the MLCX Index is designed to reflect the significance of the underlying commodities in the global economy, each Market Sector maintains these limits in an attempt to control volatility.

The weights of the Market Sectors and Index Components for 2008, announced December 12, 2007, were:

Market Sector	Weight
Energy	59.99%
Base Metals	16.59%
Grains	13.17%
Livestock	3.59%
Precious Metals	3.54%
Soft Commodities & Others	3.12%

Index Component	Market Sector	Weight
Crude Oil (WTI)	Energy	29.43%
Gasoline – RBOB	Energy	12.91%
No. 2 Heating Oil, NY	Energy	11.81%
Copper – Grade A	Base Metals	6.73%
Wheat	Grains	6.15%
Natural Gas	Energy	5.84%
High Grade Primary Aluminum	Base Metals	4.82%
Corn	Grains	4.66%
Gold	Precious Metals	3.06%
Primary Nickel	Base Metals	2.80%
Live Cattle	Livestock	2.51%
Special High Grade Zinc	Base Metals	2.24%
Sugar #11	Soft Commodities & Others	2.12%
Soybean Meal	Grains	1.33%
Lean Hogs	Livestock	1.08%
Soybeans	Grains	1.03%
Coffee “C”	Soft Commodities & Others	1.00%
Silver	Precious Metals	0.48%

Rolling

Each Index Component is rolled into the next available contract month in advance of the month in which expiration of the contract occurs. The rolling process takes place over a fifteen day period during each month prior to the relevant expiration month for each contract. The rolling process is spread out to limit the effect it might have on the market through the purchase and sale of contracts by investors who might attempt to replicate the performance of the MLCX Index. The rolling of contracts is effected on the same days for all Index Components, regardless of exchange holiday schedules, emergency closures or other events that could prevent trading in such contracts. If an Index Component is rolled on a day on which the relevant contract is not available for trading, the roll will be effected on the basis of the most recent available settlement price.

Index Oversight

The Merrill Lynch Commodity Index Advisory Committee (the “Advisory Committee”), comprised of individuals internal and external to Merrill Lynch, is expected to assist the MLCX Index Manager and MLCX Index Publisher in connection with the application of the MLCX Index principles, advise the MLCX Index Manager and MLCX Index Publisher on the administration and operation of the MLCX Index, and make recommendations to the MLCX Index Manager and MLCX Index Publisher as to any modifications to the MLCX Index methodology that may be necessary or appropriate.

The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the MLCX Index Manager and MLCX Index Publisher. The Advisory Committee will advise the MLCX Index Manager and MLCX Index Publisher with respect to the inclusion/exclusion of any of the exchanges and contracts in the MLCX Index, any changes to the composition of the MLCX Index or in the weights of the MLCX Index Components, and any changes to the calculation procedures applicable to the MLCX Index. The Advisory Committee will act solely in an advisory and consulting capacity. All decisions relating to the composition, weighting or value of the MLCX Index are made by the MLCX Index Manager and MLCX Index Publisher.

Use of the Merrill Lynch Commodity index eXtraSM—Excess Return

The MLCX Index is owned by an affiliate of ML&Co. As an affiliate, ML&Co. has the right to use the MLCX Index in connection with the Notes.

Merrill Lynch, Pierce, Fenner & Smith Limited, as MLCX Index Publisher, and Merrill Lynch Commodities, Inc., as MLCX Index Manager, make no representation or warranty, express or implied, to depositors or any member of the public regarding the advisability of purchasing Notes, particularly, or the ability of the MLCX to track general commodity market performance. The MLCX is determined, composed and calculated by the MLCX Index Publisher and the MLCX Index Manager without regard to the Notes. The MLCX Index Publisher and the MLCX Index Manager have no obligation to take the needs of the depositors into consideration in determining, composing or calculating the MLCX. The MLCX Index Publisher and the MLCX Index Manager are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Notes to be issued. The MLCX Index Publisher and the MLCX Index Manager have no obligation or liability in connection with the administration and marketing of the Notes.

MERRILL LYNCH, PIERCE, FENNER & SMITH LIMITED, AS MLCX INDEX PUBLISHER, AND MERRILL LYNCH COMMODITIES, INC., AS MLCX INDEX MANAGER, IN THEIR CAPACITY AS MLCX SPONSORS WITH RESPECT TO THE MLCX, DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE MLCX OR ANY DATA INCLUDED THEREIN. MERRILL LYNCH, PIERCE, FENNER & SMITH LIMITED AND MERRILL LYNCH COMMODITIES, INC., AS MLCX SPONSORS, MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY PURCHASERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MLCX OR ANY DATA INCLUDED THEREIN FOR ANY USE. MERRILL LYNCH, PIERCE, FENNER & SMITH LIMITED AND MERRILL LYNCH COMMODITIES, INC., AS MLCX SPONSORS, MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MLCX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MERRILL LYNCH, PIERCE, FENNER & SMITH LIMITED AND MERRILL LYNCH COMMODITIES, INC., AS MLCX SPONSORS, HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, entities that are classified as partnerships, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax, or persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this pricing supplement). If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

The Notes will be treated as contingent payment debt instruments. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Notes. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale or exchange of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the Notes, ML&Co. has determined that the projected payment schedule for the Notes will consist of a projected cash payment on the maturity date (i.e., the Redemption Amount) of an amount equal to $     per unit of the Notes (the “Projected Redemption Amount”). This represents an estimated yield on the Notes equal to     % per annum, compounded semi-annually. Accordingly, during the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Note’s adjusted issue price will equal the Note’s issue price (i.e., $10 principal amount per unit of a Note), increased by the interest previously accrued on the Note. On the maturity date of a Note, in the event that the actual cash payment on the maturity date (the “Actual Redemption Amount”) exceeds $     per unit of the Notes (i.e., the Projected Redemption Amount), a U.S. Holder will be required to include the excess of the Actual Redemption Amount over $     per unit of the Notes (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $     per unit of the Notes (i.e., the Projected Redemption Amount), the amount by which the Projected Redemption Amount (i.e., $     per unit of the Notes) exceeds the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Redemption Amount (i.e., $     per unit of the Notes) in excess of the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustment to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale or exchange of a Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder’s adjusted tax basis in the Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will generally be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the Notes should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the Notes. Investors in the Notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of applying the CPDI Regulations to the Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

The projected payment schedule (including both the Projected Redemption Amount and the estimated yield on the Notes) will have been determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Notes), and will be neither a prediction nor a guarantee of what the Actual Redemption Amount will be, or that the Actual Redemption Amount will even exceed the principal amount of the Notes.

Hypothetical Table

The following table sets forth the amount of interest that would be deemed to have accrued with respect to each $10 principal amount per unit of the Notes during each accrual period over an assumed term of approximately three years and four months for the Notes based upon a hypothetical projected payment schedule for the Notes (including both a hypothetical Projected Redemption Amount and a hypothetical estimated yield equal to 6.11% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of illustrating the application of the CPDI Regulations to the Notes as if the Notes had been issued on October 7, 2008 and were scheduled to mature on February 7, 2012. The following table is for illustrative purposes only. The actual projected payment schedule for the Notes (including both the actual Projected Redemption Amount and the actual estimated yield) will be determined by ML&Co. in connection with the issuance of the Notes and will depend upon actual market interest rates (and thus ML&Co.’s borrowing costs for debt instruments with comparable maturities) at that time. The actual projected payment schedule for the Notes (including both the actual Projected Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final pricing supplement made available to investors in connection with the initial sale of the Notes.

Accrual Period	Interest deemed to accrue on Notes during accrual period (per unit)	Total interest deemed to have accrued on Notes as of end of accrual period (per unit)
October 7, 2008 through April 7, 2009	$0.3047	$0.3047
April 8, 2009 through October 7, 2009	$0.3148	$0.6195
October 8, 2009 through April 7, 2010	$0.3244	$0.9439
April 8, 2010 through October 7, 2010	$0.3343	$1.2782
October 8, 2010 through April 7, 2011	$0.3446	$1.6228
April 8, 2011 through October 7, 2011	$0.3550	$1.9778
October 8, 2011 through February 7, 2012	$0.2453	$2.2231

Hypothetical Projected Redemption Amount = $12.2231 per unit of the Notes

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements incorporated by reference in this pricing supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Affected Component	PS-17
Basket	PS-3
Basket Component Index	PS-3
Basket Return	PS-4
Business Day	PS-19
Calculation Agent	PS-3
CFTC	PS-8
Contango	PS-10
CPO	PS-8
Cut-Off Date	PS-17
Ending Value	PS-4
Exchange Rates	PS-14
FCM	PS-8
Best Performing Basket	PS-14
Index Business Day	PS-15
Long Basket Components	PS-3
Multiplier	PS-4
Notes	PS-1
Participation Rate	PS-4
Pricing Date	PS-3
Projected Redemption Amount	PS-54
Redemption Amount	PS-4
Roll-yield	PS-10
Short Basket Component	PS-3
Starting Value	PS-4
Unaffected Component	PS-17
Valuation Date	PS-4

Capitalized terms used in this pricing supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

                     Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

100% Principal Protected Allocator Notes

Linked to the Best Performing of Three Mixed Asset Class Baskets

due             , 2012

(the “Notes”)

$10 principal amount per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

October     , 2008